Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NexGen Energy Ltd.

We consent to the use of our report dated March 3, 2025, with respect to the consolidated financial statements of NexGen Energy Ltd., which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, the related consolidated statements of net income (loss) and comprehensive income (loss), changes in equity and cash flows for each of the years then ended, and the related notes, and our report dated March 3, 2025 on the effectiveness of internal control over financial reporting as of December 31, 2024, which are incorporated by reference in this Registration Statement on Form F-10/A of NexGen Energy Ltd..

 /s/ KPMG LLP

Chartered Professional Accountants

October 9, 2025

Vancouver, Canada